Exhibit 107

Calculation of Filing Fee Table

Form S-3

Form Type

Evelo Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	13,189,836	$9.63	$127,018,120.68	0.0001102	$13,997.40

	Total Offering Amounts					$127,018,120.68		$13,997.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$13,997.40

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on August 8, 2023, which date is a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources

Not applicable.

Table 3: Combined Prospectuses

Not applicable.